                                  Schedule 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement        [ ] Confidential, For Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             THE GOOD GUYS, INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

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(2)     Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials:

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[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

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(2)  Form, Schedule or Registration Statement No.:

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(3)  Filing Party:

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(4)  Date Filed:

                              THE GOOD GUYS, INC,

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 31, 2001

     The Annual Meeting of Shareholders of The Good Guys, Inc. will be held at the Ritz-Carlton Hotel, located at 600 Stockton Street, San Francisco, California on Wednesday, January 31, 2001, at 11:00 a.m., for the following purposes:

          1. To elect Directors to serve for the ensuing year and until their successors are duly elected and qualified.

          2. To approve an increase by 700,000 in the number of shares covered by the 1994 Stock Incentive Plan.

          3. To approve an increase by 400,000 in the number of shares covered by the Employee Stock Purchase Plan.

          4. To ratify the selection of Deloitte & Touche LLP as independent certified public accountants for the Company.

          5. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on December 15, 2000, are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ RONALD A. UNKEFER

                                          Ronald A. Unkefer
                                          Chairman and Chief Executive Officer

Brisbane, California
January 2, 2001

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE. IF YOU ARE ABLE TO ATTEND THE MEETING, AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                              THE GOOD GUYS, INC.
                             7000 MARINA BOULEVARD
                        BRISBANE, CALIFORNIA 94005-1840

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     The enclosed proxy is solicited on behalf of the Board of Directors of The Good Guys, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held at the Ritz-Carlton Hotel, 600 Stockton Street, San Francisco, California, on Wednesday, January 31, 2001, at 11:00 a.m.

     Any proxy given may be revoked by a shareholder at any time before it is voted by filing with the Secretary of the Company a notice in writing revoking it, or by duly executing a proxy bearing a later date. Proxies may also be revoked by any shareholder present at the meeting who expresses a desire to vote his or her shares in person. Subject to any such revocation, all shares represented by properly executed proxies which are received prior to the meeting will be voted in accordance with the specifications on the proxy. If no specification is made with regard to a proposal set forth in the proxy, the shares will be voted in favor of the proposal.

     A copy of the Annual Report of the Company for its fiscal year ended September 30, 2000, is being mailed to shareholders with this proxy statement. The approximate date on which this proxy statement and the accompanying proxy are being sent to shareholders is January 2, 2001.

                                     VOTING

     Only shareholders of record on December 15, 2000 (the "Record Date"), will be entitled to notice of and to vote at the meeting. At the close of business on the Record Date, the Company had 22,867,055 shares of common stock outstanding. Each holder of record of common stock on the Record Date is entitled to one vote per share on each matter to be considered at the Annual Meeting of Shareholders. A majority of all shares represented in person or by proxy at the Annual Meeting constitutes a quorum for the transaction of business at the meeting. Abstentions are considered as shares present and entitled to vote and therefore will have the same effect as a vote against a matter presented at the meeting. Brokers who hold shares in street name for customers have the authority to vote on certain matters; with respect to any other matters, shares as to which brokers have not received discretionary voting authority from their customers are considered as shares not entitled to vote with respect to such matters, but are counted toward the establishment of a quorum.

     Each participant in The Good Guys! Profit-Sharing Plan and The Good Guys! Deferred Pay Plan is entitled to instruct the respective Plan's Trustee to vote the shares of common stock allocated to such participant's account on each matter to be considered at the Annual Meeting of Shareholders. If a participant does not give voting instructions to the Trustee, the shares of common stock as to which he or she was entitled to provide instructions shall be voted by the Trustee in the manner directed by the respective Plan's Administrative Committee. Unallocated shares of common stock shall be voted in the same proportion as the allocated shares of common stock in each respective Plan.

                             ELECTION OF DIRECTORS

     Directors are elected to hold office until the next annual shareholders' meeting or until their successors have been elected. Based upon the announced change in the Company's fiscal year to one ending on February 28 of each year, it is anticipated that the directors elected at this meeting will serve at least until May or June of 2002, when the next annual meeting will be held. The eight nominees receiving the highest number of the affirmative votes of the shares represented in person or by proxy and entitled to vote at the Annual Meeting of Shareholders shall be elected as directors.

     Unless otherwise instructed by the shareholder, it is intended that the shares represented by the enclosed proxy will be voted for the nominees named below. Although management anticipates that all of the nominees will be able to serve, if any nominee is unable or unwilling to serve at the time of the meeting, the proxy may be voted for a substitute nominee chosen by management.

     All of the nominees are presently directors of the Company and no nominee has any family relationship with any other nominee or executive officer. In April 2000, Horst H. Schulze resigned as a director and in August 2000, Kenneth
R. Weller was elected as a director to fill the vacancy created by Mr. Schulze's resignation. W. Howard Lester is not standing for reelection and in December 2000, the Board of Directors pursuant to the Company's Bylaws decreased the authorized number of directors to eight, effective immediately prior to the vote for directors at the Annual Meeting of Shareholders. The beneficial ownership of the Company's stock by the nominees is set forth under "Certain Shareholders."

     The following table and biographical summaries set forth the names and ages of the nominees, their principal occupations at present, the positions and offices held by each of them with the Company in addition to the position as director, and the period during which each of them has served as a director of the Company.

                                                                      DIRECTOR
                                                                    CONTINUOUSLY
                          NOMINEE                             AGE      SINCE
                          -------                             ---   ------------
Ronald A. Unkefer...........................................  56        1999
Stanley R. Baker(1).........................................  56        1976
Russell M. Solomon(2).......................................  75        1986
John E. Martin..............................................  55        1990
Gary M. Lawrence(2).........................................  44        1999
Joseph P. Clayton(1)........................................  51        1999
Joseph M. Schell(1)(2)......................................  54        1999
Kenneth R. Weller...........................................  52        2000

---------------
(1) Member of Compensation Committee

(2) Member of Audit Committee

     Ronald A. Unkefer founded the Company on July 1, 1973. From 1973 to 1993, he served as Chairman and Chief Executive Officer. In January 1993, he retired from the position of Chief Executive Officer to pursue venture capital and broadcasting interests and continued to serve as Chairman of the Company until January 1996. Mr. Unkefer returned to the Company as its Chairman and Chief Executive Officer on July 1, 1999. Currently, he also serves as Chairman of First Ventures, a venture capital fund investing in internet and technology companies in Silicon Valley and is Chairman of First Broadcasting, an owner and developer of major market radio stations.

     Stanley R. Baker has been a director of the Company since its incorporation in 1976 and was Secretary of the Company from 1976 until his resignation as an employee of the Company in August 1991. Mr. Baker became Vice President, Video Merchandising in 1986, and Vice President, Co-Head of Merchandising in 1990. From August 1991 to the present Mr. Baker has been a private investor. In May, 2000, Mr. Baker was appointed Vice Chairman of the Company and from March 2000 to the present, he has acted as a consultant to the Company in the merchandising and advertising areas.

     Russell M. Solomon is the founder and Chairman of MTS Incorporated (dba Tower Records).

     John E. Martin has served as Chairman of Easyriders, Inc., an operator of restaurants and apparel stores, since June 1997, and also has served as Chairman of Diedrich Coffee, Inc., an operator of specialty coffee stores, since November 1997. From October 1996 to June 1997, he served as Chairman and Chief Executive Officer of PepsiCo Casual Restaurants International, a subsidiary of PepsiCo. From 1983 until October 1996, he served as Chief Executive Officer of Taco Bell, another subsidiary of PepsiCo and he also served as Chairman of Taco Bell from June 1994 until October 1996. Mr. Martin is a director of Williams-Sonoma, Inc.

     Gary M. Lawrence has been a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P., a leading international law firm with offices in the United States, Europe and Russia, since 1989. Mr. Lawrence was Chair of the Mergers and Acquisitions Group from 1997 to 1999 and is currently Chair of the Technology Practice Group. Mr. Lawrence is also a member of the firm-wide management and strategic planning committees of Akin Gump.

     Joseph P. Clayton has more than 24 years of experience in the consumer electronics industry. From June 1997 to September 1999 he served as Chief Executive Officer of Frontier Corporation and since September 1999 has been President and Chief Executive Officer -- North America and a director of Global Crossing, Ltd., a publicly-held communications company, following its merger with Frontier. From March 1992 to January 1997, he served as Executive Vice President of Marketing and Sales for Thomson Consumer Electronics for the Americas and Asia. Mr. Clayton serves as a director of Asia Global Crossing, a publicly-held communications company, and E.W. Scripps, a publicly-held communications company.

     Joseph M. Schell became Chairman of Global Technology Investment Banking of Merrill Lynch & Co. in February 2000. From May 1985 until June 1999, he served as the Senior Managing Director, Director of Investment Banking and a member of the Executive Committee of NationsBank Montgomery Securities. Mr. Schell serves on the Boards of Directors of Dycom Industries, a publicly held engineering, construction and maintenance services company, and Sanmina Corporation, a publicly held electronics contract manufacturing services company.

     Kenneth R. Weller became President of the Company in August 2000. From April 1993 until August 2000, Mr. Weller served as Vice President of Sales of Best Buy and from July 1982 to April 1993 he served as Vice President of Stores of the Company.

     The Board of Directors has established an Audit Committee and a Compensation Committee, but has not established a Nominating Committee.

     The Compensation Committee met four times during fiscal 2000. The function of the Compensation Committee is to approve stock plans and option grants and review and make recommendations to the Board of Directors regarding executive compensation and benefits.

     The Audit Committee met three times during fiscal 2000. Responsibilities of the Audit Committee include (1) reviewing financial statements and consulting with the independent auditors concerning the Company's financial statements, accounting and financial policies, and internal controls, (2) reviewing the scope of the independent auditors' activities and the fees of the independent auditors, and (3) reviewing the independence of the auditors. All of the members of the Audit Committee meet the independence standards established by the National Association of Securities Dealers, with the exception of Mr. Lawrence, whose law firm has provided legal services to the Company. The Board concluded that, based upon Mr. Lawrence's background, his service on the Audit Committee was in the best interests of the Company and it shareholders. The Audit Committee has adopted a charter, a copy of which is attached to this Proxy Statement as Appendix A.

     The total number of meetings of the Board of Directors during fiscal 2000 was six. Each of the incumbent directors other than Mr. Lester attended at least 75% of the aggregate of (1) the meetings of the Board during the year and (2) the total number of meetings of all committees of the Board on which he served.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive additional compensation for their service as directors. During the fiscal year ended September 30, 2000, each of Messrs. Baker, Lester, Martin, Solomon, Lawrence, Clayton and Schell received 4,885 shares of restricted common stock under the Company's 1994 Stock Incentive Plan (determined by dividing $40,000 by the fair market value of the Company's common stock on the date of grant) as full compensation for the year that commenced on the date of the last annual meeting of stockholders; such stock vests one year after such date, or, if earlier, on the death or disability of the director.

     Under the Company's 1994 Stock Incentive Plan, each person who is not an employee of the Company, upon becoming a member of the Board of Directors for the first time, is awarded a non-qualified option to purchase 20,000 shares of common stock of the Company. Directors are reimbursed for expenses incurred in attending meetings.

     Stanley R. Baker received $238,750 for consulting services rendered to the Company in the merchandising and advertising areas during the fiscal year and also received in consideration for his agreement to continue rendering such services an option to acquire 25,000 shares of common stock having a one-year vesting period and an exercise price of $3.25 per share, which was the fair market value of the Company's common stock on the date of grant.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows specific compensation information for the fiscal years ending September 30, 2000, 1999 and 1998 for the Chief Executive Officer, the three others who were serving as of September 30, 2000, and received over $100,000 dollars for the fiscal year then ended, and a former executive officer who would have been included among the most highly compensated officers had he remained in the employ of the Company through September 30, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                             COMPENSATION
                                                    ANNUAL COMPENSATION                         AWARDS
                                  --------------------------------------------------------   ------------
                                                                                RESTRICTED      SHARES
                                                                                  STOCK       UNDERLYING
                                                               OTHER ANNUAL       AWARDS       OPTIONS
  NAME AND PRINCIPAL POSITION     YEAR    SALARY     BONUS    COMPENSATION(1)      ($)         (NUMBER)
  ---------------------------     ----   --------   -------   ---------------   ----------   ------------
Ronald A. Unkefer...............  2000   $500,043   $     0       $     0        $     0             0
  Chief Executive Officer(2)      1999   $125,005   $     0       $     0        $     0             0
Cathy A. Stauffer...............  2000   $199,591   $     0       $ 6,754        $     0        30,000
  Vice President,                 1999   $185,994   $     0       $19,619        $60,000        17,500
  Merchandising                   1998   $170,925   $     0       $     0        $     0             0
George J. Hechtman..............  2000   $106,254   $     0       $ 6,477        $     0       100,000
  Vice President of               1999   $      0   $     0       $     0        $     0             0
  Administration(3)               1998   $      0   $     0       $     0        $     0             0
Richard C. Gazlay...............  2000   $167,506   $15,000       $     0        $     0             0
  Vice President of               1999   $ 53,343   $75,679       $     0        $     0        26,000
  Operations(4)                   1998   $103,587   $94,203       $     0        $     0         1,000
Vance R. Schram.................  2000   $189,060   $     0       $   339        $     0             0
  Vice President, Finance         1999   $155,637   $     0       $     0        $90,000        20,500
  and Secretary(5)                1998   $ 91,852   $20,000       $     0        $     0         7,500

---------------
(1) Consists of perquisites and other personal benefits, including long term disability, life insurance premiums paid by the Company, accrued vacation for terminated employees, and the tax gross up for relocation expenses.

(2) Mr. Unkefer became Chief Executive Officer of the Company on July 1, 1999.

(3) Mr. Hechtman became Vice President of Administration in April 2000.

(4) Mr. Gazlay became Vice President of Operations in February 2000 and prior to then was Director of Service. In October 2000, Mr. Gazlay requested a return to the position of Director of Service and will now again give his undivided attention to the service organization.

(5) Mr. Schram resigned as an officer of the Company in September 2000.

                              STOCK OPTION TABLES

     The following table shows information concerning stock options granted to the individuals named in the Summary Compensation Table above during the fiscal year ended September 30, 2000.

                          OPTION GRANTS IN FISCAL 2000

                                                    INDIVIDUAL GRANTS
                                     ------------------------------------------------   POTENTIAL REALIZABLE
                                                  % OF TOTAL                              VALUE AT ASSUMED
                                     NUMBER OF      OPTIONS                             RATES OF STOCK PRICE
                                     SECURITIES   GRANTED TO                              APPRECIATION FOR
                                     UNDERLYING    EMPLOYEES                              OPTION TERM(2)(3)
                                      OPTIONS         IN        EXERCISE   EXPIRATION   ---------------------
               NAME                  GRANTED(1)   FISCAL YEAR    PRICE        DATE         5%          10%
               ----                  ----------   -----------   --------   ----------   ---------   ---------
Ronald A. Unkefer..................         0           0            --          --           --          --
Cathy A. Stauffer..................    25,000        1.79%      $5.9375     2/11/10     $ 93,352    $236,571
                                        5,000         .36%      $4.6250     3/17/10     $ 14,543    $ 36,855
George J. Hechtman.................   100,000        7.15%      $2.8750     4/26/10     $180,807    $458,201
Richard C. Gazlay..................         0           0            --          --           --          --
Vance R. Schram....................         0           0            --          --           --          --

---------------
(1) All of the above options were granted under the 1994 Stock Incentive Plan with the exception that the options granted to George Hechtman were granted outside that Plan. The options are non-qualified stock options that were granted at 100% of the fair market value of the common stock on the date of grant. The options expire ten years from the date of grant, unless otherwise earlier terminated upon the occurrence of certain events related to termination of employment. Options granted vest 33.3% per year on the first three anniversaries of the option grant date. Additional vesting of the right to exercise the options ceases when the optionee's employment terminates.

(2) The 5% and the 10% assumed rates of appreciation applied to the option exercise price over the ten-year option term are prescribed by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of common stock. If the Company's common stock does not appreciate relative to the exercise price, the named executive officers will receive no benefit from the options.

(3) At assumed annual rates of appreciation of 5% and 10%, the aggregate potential realizable increase in value for shares held by all stockholders as of September 30, 2000 for the ten-year period from February 11, 2000 to February 11, 2010 would be $84,999,174 and $215,404,596, for the ten-year period from March 17, 2000 to March 17, 2010 would be $66,209,883 and $167,788,843, and for the ten-year period from April 26, 2000 to April 26, 2010 would be $41,157,495 and $104,301,173.

(4) All information given in this table and the following table as to exercise prices and values is as of September 30, 2000.

     The following table shows the number of shares covered by both exercisable and non-exercisable stock options held by the individuals named in the Summary Compensation Table above as of September 30, 2000 and the value of unexercised options as of that date.

                                                                                          VALUE(1) OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                   SHARES                     OPTIONS AT 9/30/00                  9/30/00
                                  ACQUIRED      VALUE     ---------------------------   ---------------------------
             NAME                ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----                -----------   --------   -----------   -------------   -----------   -------------
Ronald A. Unkefer..............      --          --              0               0        $     0       $      0
Cathy A. Stauffer..............      --          --          9,375          38,375        $17,871       $ 53,925
George J. Hechtman.............      --          --             --         100,000        $     0       $412,500
Richard C. Gazlay..............      --          --         12,666          13,334        $15,041       $ 15,834
Vance R. Schram................      --          --          7,833               0        $11,911       $      0

---------------
(1) The value of unexercised options is calculated by multiplying the number of options outstanding by the difference between the option exercise price and the September 30, 2000 closing price of $7.00 per share of the Company's common stock as reported on the Nasdaq National Market. Options with an exercise price in excess of the September 30, 2000 closing price were not included in this calculation.

EMPLOYMENT ARRANGEMENTS

     On June 2, 1999, the Company entered into an Employment Agreement with Ronald A. Unkefer, providing for his appointment to the Company's Board of Directors and his election as Chairman and Chief Executive Officer of the Company, effective as of July 1, 1999. The Agreement provides for a minimum annual base salary of $500,000, an annual cash incentive bonus in an amount of up to 100% of Mr. Unkefer's annual base pay as reasonably determined by the Board of Directors, and for the payment of relocation expenses for Mr. Unkefer and his family. Either party may terminate the Agreement upon 30 days written notice to the other party for any reason whatsoever. There is no provision in the Agreement for any severance payments in the event of termination of Mr. Unkefer's employment by the Company.

     Effective as of the close of business on the 15th day of August 2000, the Company entered into an Employment Agreement with Kenneth R. Weller, providing for his appointment to the Company's Board of Directors and his election as President of the Company. The Agreement provides for a minimum base salary of $400,000, an annual cash incentive bonus in an amount of up to 100% of Mr. Weller's annual base pay as reasonably determined by the Board of Directors, and for the payment of relocation expenses. The initial term of employment is for three years. The Company, however, may terminate Mr. Weller's employment at anytime, provided that if the termination is without cause, Mr. Weller will be entitled to receive one year severance pay based upon Mr. Weller's then current annual base salary. Mr. Weller was granted an option outside of the 1994 Stock Option Plan to purchase 1,000,000 shares of the Company's common stock, exercisable over a period of three years, and vesting at the rate of one-third per year (subject to full vesting in the event of a change of control or termination for any reason other than the voluntary resignation by Mr. Weller or dismissal for cause). The option is exercisable at an exercise price of $3.75 per share, the fair market value of the Company's common stock as of the date of grant. Mr. Weller also purchased 500,000 shares of restricted stock of the Company at fair market value (with 50% warrant coverage at that same price), as more fully described under Certain Relationships and Related Transactions.

     Cathy A. Stauffer, Vice President, Merchandising, and George J. Hechtman, Vice President of Administration, have severance agreements that provide for severance payments in the event of their termination without cause by the Company or termination by them for good reason following a change in control of the Company; the maximum payment under either agreement would be 12 months of salary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Company are Stanley R. Baker, Joseph M. Schell and Joseph P. Clayton, all of whom are outside directors. None of the members of the Committee is or was an officer of the Company or any of its subsidiaries, with the exception of Stanley
R. Baker. Mr. Baker resigned as an officer and employee in August 1991 and was appointed Vice Chairman of the Board of Directors of the Company in May 2000 (a position without compensation). He was compensated in a consulting capacity during the fiscal year. See "Director Compensation."

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION OVERVIEW AND PHILOSOPHY

     The Compensation Committee (the "Committee") of the Board of Directors is responsible for establishing the Company's policies and administering the Company's programs governing stock incentive plans and executive compensation, including annual salaries, bonuses (if any), and awards under stock and long-term cash incentive plans.

     The Committee has from time to time engaged a nationally recognized compensation and benefits consulting firm to assist the Committee and the Company in reviewing the compensation program of the Company's executive officers.

     The objectives of the Company's executive compensation program are to provide the following:

     - Overall compensation opportunities that are competitive within the Company's executive labor markets and that enable the Company to attract and retain highly talented, experienced executives capable of furthering the Company's objectives;

     - Annual cash incentive compensation tied primarily to the overall financial performance of the Company, but also recognizing business unit and individual performance as appropriate; and

     - Long term incentives which directly align the financial interests of management with those of the shareholders and which provide an incentive to remain in the Company's employ.

     To achieve compensation opportunities that are competitive, the Company focuses on compensation survey data for retailers of comparable size. Although not determinative, the Company takes into consideration the percentile competitive executive pay levels and average annual percentage increases in executive compensation granted by comparable companies.

EXECUTIVE OFFICER COMPENSATION PROGRAM

     The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, and various other common benefits.

BASE SALARY

     Base salary levels for the Company's executive officers are competitively set relative to companies in the Company's industry and other comparable companies. In determining salaries, the Committee also takes into account the Company's financial performance and the executive's demonstrated skill, experience and performance.

ANNUAL INCENTIVE COMPENSATION

     The Company's system of annual cash incentive compensation for its executive officers for fiscal 1999 and 1998 took the form of cash bonuses that were determined by overall Company performance as measured by earnings per share in relation to budgeted earnings per share, and, where appropriate, individual performance. The target bonus for an executive officer (other than the Chief Executive Officer) was multiplied by a percentage, ranging from zero to 125%, that could be adjusted by the Chief Executive Officer based on his assessment of the officer's job performance. For officers with responsibility for sales, merchandising, real estate and store operations, a portion of their annual bonus was directly tied to the achievement of specific financial or other goals developed at the beginning of the year. No bonuses were paid under the Company's plans in the event the Company did not achieve at least 75% of its budgeted earnings per share, which was the case in fiscal 1998 and 1999. A cash incentive compensation plan for fiscal 2000 was not established, but discretionary bonuses were paid to two officers after taking into consideration their target bonus percentages and their job performance.

STOCK OPTION PROGRAM

     The stock option program is the Company's principal long-term incentive plan for executive officers and key managers. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct link between executive compensation and shareholder return, and to enable executives to develop and maintain a significant long-term ownership position in the Company's common stock. The Committee attempts to grant options sufficient to deliver competitive gains assuming the Company's stock price performance is competitive, but the Committee also considers the dilutive impact of options granted.

     Stock options are granted at an option price equal to the fair market value of the Company's common stock on the date of grant, generally have ten-year terms and vest ratably over a three-year period (vesting was over a four year period prior to August 26, 1999).

BENEFITS

     The Company provides benefits to the executive officers that are generally available to Company employees.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Ronald A. Unkefer's employment as Chairman and Chief Executive Officer commenced on July 1, 1999. Mr. Unkefer's annual salary and bonus were negotiated prior to the commencement of his employment and are described under Employment Arrangements above. No bonus was paid to Mr. Unkefer for fiscal 2000.

     The Committee has reviewed the total compensation of all executive officers in fiscal 2000 and has concluded that their compensation is reasonable and consistent with the Company's compensation philosophy and industry practice.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, limits the amount of compensation a corporation may deduct as a business expense. Section 162(m) generally disallows deductions for compensation in excess of $1 million to a company's Chief Executive Officer or to any of its four other most highly compensated executive officers. Based upon fiscal 2000 compensation, no such limits on the deductibility of compensation applied for any officer of the Company. Compensation that is "performance-based" is not subject to that limit if certain requirements are met and the Committee will when possible try to meet those requirements. Although the Committee reserves the right to award compensation to its executives that may not qualify under Section 162(m) as deductible compensation, the Committee will continue to consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m).

     The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                          COMPENSATION COMMITTEE
                                          OF THE BOARD OF DIRECTORS

                                          Joseph P. Clayton
                                          Joseph M. Schell
                                          Stanley R. Baker

PERFORMANCE GRAPH

     The following graph shows a five-year comparison of cumulative total returns for the Company's common stock, the Nasdaq Stock Market (US) Index and the Nasdaq-Retail Trade Index, each of which assumes reinvestment of dividends.

                              [PERFORMANCE GRAPH]

--------------------------------------------------------------------------------
                        1995      1996      1997      1998      1999      2000
--------------------------------------------------------------------------------
 The Good Guys!
  Stock                  100        70        65        52        56        62
 NASDAQ Stock Market     100       119       163       165       270       359
 NASDAQ Retail Trade
  Stocks                 100       120       137       117       140       104
--------------------------------------------------------------------------------

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has opened five WOW!, Multimedia Superstores, one in Nevada and four in California. The WOW! Multimedia Superstores, which range in size from 40,500 to 61,350 square feet, are jointly operated with Tower Records under an Operating Agreement between the Company and Tower Records. The Company and Tower Records have separate leases for their respective stores, and the Operating Agreement governs the joint operation of the facilities. The Company and Tower Records share equally certain expenses in connection with operation of these facilities, but do not share any profits on their respective sales. Russell M. Solomon, Chairman of MTS Incorporated (dba Tower Records) is a member of the Company's Board of Directors. The Company also subleases a portion of one of its other stores to MTS Incorporated and the income received by the Company from that sublease during the fiscal year ended September 30, 2000, was $326,077. Gary M. Lawrence is a member of a law firm that has been retained from time to time by the Company to provide services to the Company.

     In August 2000, the Company completed a private placement of $9.36 million of its common stock. Participants in the offering included every member of the Company's Board of Directors, including Chairman and Chief Executive Officer, Ronald A. Unkefer and newly appointed President Kenneth R. Weller and Richard C. Gazlay. The investors purchased 2,017,647 restricted shares of the Company's common stock at $4.64 a share, the closing price of the Company's common stock on the NASDAQ National Market at the time of purchase. Investors also received warrants exercisable for three years to purchase 1,008,822 additional shares of common stock at the same price. The individual purchases by the directors (or trusts established or controlled by them) and executive officers were as follows: Ronald A. Unkefer 646,468 Shares/323,234 Warrants; Stanley R. Baker:
161,617 Shares/80,808 Warrants; Russell M. Solomon: 5,387 Shares/2,694 warrants held in the Michael T. Solomon Trust and 5,387 Shares/2693 Warrants held in the David T. Solomon Trust; H. Howard Lester: 107,744 Shares/53,872 Warrants; John E. Martin: 215,489 Shares/ 107,744 Warrants; Gary M. Lawrence:
107,744 Shares/53,872 Warrants; Joseph P. Clayton: 20,000 Shares/ 10,000 Warrants; Joseph M. Schell: 215,489 Shares/107,744 Warrants; Kenneth R. Weller:
500,000 Shares/ 250,000 Warrants; and Richard C. Gazlay: 10,774 Shares/5,387 Warrants.

     The shares of common stock issued to each investor were not registered under the Securities Act of 1933 as amended, but the Company is required to file a Registration Statement covering those shares.

     The Company in January 2000 entered into a royalty and services agreement with GoodGuys.com, Inc., a company formed to maximize opportunities for electronic commerce in the consumer entertainment electronics industry. The Company will facilitate certain functions for purchase and delivery of product to GoodGuys.com and both the Company and GoodGuys.com desire the benefit from the cross promotion of their businesses. The Company will receive a percentage of sales to GoodGuys.com. In addition, the Company received an equity participation in GoodGuys.com of approximately 20% and warrants to acquire up to an additional 29.9% of equity, exercisable only upon the occurrence of certain events. Outside investors and members of the Company's management and Board of Directors provided the initial funding for GoodGuys.com. Investments made by members of management and members of the Board of Directors were as follows:
Ronald A. Unkefer -- $1,046,000; Joseph M. Schell -- $250,000; Gary M.
Lawrence -- $250,000; Joseph P. Clayton -- $50,000; Stanley R.
Baker -- $100,000; Cathy A. Stauffer -- $10,000; and Richard C.
Gazlay -- $150,000.

                           REPORT OF AUDIT COMMITTEE

     The Audit Committee reviewed the Company's financial statements with the Board of Directors and discussed with Deloitte & Touche LLP, the Company's independent auditors during the 2000 fiscal year, the matters required to be discussed by Statement of Auditing Standard No. 61. The Audit Committee received from Deloitte & Touche LLP the written disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence. After reviewing and discussing the financial statements with management and the auditors, the Audit Committee, based upon such review and discussions, recommended that the financial statements be included in the Company's annual report on Form 10-K.

     This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                          AUDIT COMMITTEE
                                          OF THE BOARD OF DIRECTORS

                                          Joseph M. Schell
                                          Gary M. Lawrence
                                          Russell M. Solomon

                     AMENDMENT TO 1994 STOCK INCENTIVE PLAN

     The Company believes that all key employees and directors should have a significant stake in the Company's stock price performance under programs that link compensation to shareholder return. There remain, however, only approximately 110,189 shares of stock available for grant for this purpose under the Company's 1994 Stock Incentive Plan (the "Plan"). Due to the limited availability of shares under the Plan, during the fiscal year ended September 30, 2000, options covering 1,125,000 shares were granted outside the Plan to induce key employees to join the Company.

     Rather than adopting a new stock incentive plan at this time, the Compensation Committee and the Board of Directors of the Company approved in December 2000 an increase by 700,000 in the number of shares available for the grant of options under the Plan. The affirmative vote of the holders of at least a majority of the outstanding shares of common stock represented in person or by proxy and entitled to vote at the Annual Meeting of Shareholders is required for approval of the amendment.

     The following is a summary of the material features of the Plan.

GENERAL

     If the amendment to the Plan is approved, the aggregate number of shares of common stock which may be issued under the Plan will be 2,500,000 shares, of which approximately 810,000 shares will remain available for awards under the Plan. The Plan presently provides that the maximum number of shares covered by all grants or awards in any fiscal year of the Company to any participant cannot exceed 250,000, subject to adjustment in the event of stock splits or similar events. No awards may be granted under the Plan after November 13, 2004. Approximately 145 persons are eligible to participate in the Plan.

ADMINISTRATION

     The Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee selects key employees and directors who will receive awards, determines the amount, vesting requirements, performance criteria, if any, and other conditions of each award, interprets the provisions of the Plan and makes all other decisions regarding the operation of the Plan.

     The types of awards which the Committee will have authority to grant consist of (1) stock options, (2) restricted shares, (3) restricted share units,
(4) performance units and (5) bonus shares. Each of these types of awards is described below.

STOCK OPTIONS

     Stock options granted by the Committee may be either "incentive stock options" (stock options qualifying under Section 422 of Code, which may only be granted to employees of the Company), "non-qualified stock options" (stock options which do not so qualify) or both types of stock options (but not in tandem), provided that the aggregate value (at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by any Optionee during any calendar year may not exceed $100,000.

     On the date on which a person who is not an employee becomes a member of the Board for the first time, such director will be awarded a non-qualified stock option under the Plan to purchase 20,000 shares of common stock.

     The option price for each stock option may not be less than 100% of the fair market value of the common stock on the date the stock option is granted, with the exception that in the case of incentive stock options granted to an employee who owns 10% or more of the total combined voting power of all classes of stock of the Company or its subsidiaries (a "ten percent employee") the exercise price must be not less than 110% of such fair market value. On December 15, 2000, the fair market value of a share of the Company's common stock was $3.938.

     No stock option may be exercised by an optionee during the first six months of its term unless the exercise date has been accelerated as described under "Rights in Certain Events" below. No stock option may be exercised after the expiration of ten years from the date of grant (five years in the case of an incentive stock option granted to a ten percent employee). A stock option to the extent exercisable at any time may be exercised in whole or in part.

     Unless otherwise determined by the Committee in its discretion, if the employment or directorship of an optionee terminates for any reason other than the death or disability any then outstanding stock option held by such grantee shall be exercisable by the grantee (but only to the extent exercisable by the grantee immediately prior to such termination) at any time prior to the expiration date of such stock option or within three months after the date of such termination, whichever is the shorter period. In the event of termination by reason of death or disability, the Plan provides for limited periods following any such termination during which stock options held by the optionee at the time of termination may be exercised by the optionee or his or her estate.

     The option price for each stock option will be payable in full in cash at the time of exercise; however, in lieu of cash any optionee may pay the option price in whole or in part by delivering to the Company shares of common stock having a fair market value on the date of exercise of the stock option equal to the option price for the shares being purchased, except that any portion of the option price representing a fraction of a share must be paid in cash and no shares of common stock which have been held less than six months may be delivered in payment of the option price of a stock option.

     With the exception of certain transfers allowed for estate planning purposes, no stock option granted under the Plan is transferable other than by will or by the laws of descent and distribution and a stock option may be exercised during an optionee's lifetime only by the optionee.

     Subject to the foregoing and other provisions of the Plan, stock options granted under the Plan may be exercised at such times and in such amounts and be subject to such restrictions and other terms and conditions, if any, as will be determined, in its discretion, by the Committee. Unless otherwise specifically provided in the agreements covering options, options granted under the Plan will vest at the rate of 33 1/3% on each of the first three anniversaries of the date of grant of the option.

RESTRICTED SHARES OR RESTRICTED SHARE UNITS

     Restricted shares of common stock or restricted share units awarded by the Committee will be subject to such restrictions as the Committee may impose thereon and will be subject to forfeiture if certain events (which may, in the discretion of the Committee, include termination of employment and/or performance-based events) specified by the Committee occur prior to the lapse of the restrictions. The agreement between the Company and the grantee will set forth the number of restricted shares or restricted share units awarded to the grantee, the restrictions imposed thereon, the duration of such restrictions, the events the occurrence of which would cause a forfeiture and such other terms and conditions as the Committee in its discretion deems appropriate.

     Following a restricted share award and prior to the lapse or termination of the applicable restrictions, share certificates for the restricted shares will be held in escrow. Upon the lapse or termination of the restrictions, the share certificates will be delivered to the grantee. From the date a restricted share award is effective, however, the grantee will be a shareholder with respect to the restricted shares and will have all the rights of a shareholder with respect to such shares, including the right to vote the shares and to receive all dividends and other distributions paid with respect to the shares, subject only to the restrictions imposed by the Committee.

     Restricted shares or restricted share units may be issued for no consideration or for such consideration as shall be determined at the time of the award by the Committee.

PERFORMANCE UNITS

     The Committee may award performance units (expressed in dollars or shares) to be earned by an awardee based on the level of performance of the Company, a subsidiary or subsidiaries, a branch, department or other unit thereof or the awardee individually over a specified period of not less than one year ("Performance Period"). For each Performance Period the Committee will establish a Performance Target, and a Minimum Target which may be the same or less than the Performance Target. Targets may be expressed in terms of earnings per share, return on assets, return on equity, asset growth, ratio of capital to assets or such other level or levels of performance by the Company, a subsidiary or subsidiaries, a branch, department or other unit thereof or the awardee individually as the Committee may establish.

     An awardee will earn the performance unit in full by meeting the Performance Target for the Performance Period. If the Minimum Target has not been attained but the Performance Target is not attained, the portion of the performance unit earned by the awardee will be determined on the basis of a formula established by the Committee.

     Payment in respect of earned performance units, whether expressed in dollars or shares, may be made in cash, in shares of common stock, or partly in cash and partly in shares of common stock, as determined by the Committee at the time of payment. For this purpose, performance units expressed in dollars will be converted to shares, and performance units expressed in shares will be converted to dollars, based on the fair market value of the common stock as of the date the amount payable is determined by the Committee.

     Except as otherwise provided below under "Rights in Certain Events," if the employment of an awardee terminates prior to the close of a Performance Period for any reason other than voluntary termination with the consent of the Company or a subsidiary, retirement under any retirement plan of the Company or a subsidiary or death, the performance units of the awardee will be deemed not to have been earned, and no portion of such performance units may be paid. If prior to the close of the Performance Period the employment of an awardee is voluntarily terminated with the consent of the Company or a subsidiary or the awardee retires under any retirement plan of the Company or a subsidiary or the awardee dies during employment, the Committee may in its discretion determine to pay all or any part of the performance unit based upon the extent to which the Committee determines the Performance Target or Minimum Target has been achieved as of the date of termination of employment, retirement or death, the period of time remaining until the close of the Performance Period and/or such other factors as the Committee may deem relevant.

     Performance unit awards may have such other terms and conditions as the Committee in its discretion deems appropriate.

BONUS SHARES

     The Committee will have the authority in its discretion to award bonus shares of common stock in recognition of the contribution of the awardee to the performance of the Company, a subsidiary or subsidiaries, or a branch, department or other unit, in recognition of the awardee's individual performance or on the basis of such other factors as the Committee may deem relevant. Any bonus shares awarded would not be subject to any restrictions or possibilities of forfeiture.

RIGHTS IN CERTAIN EVENTS

     With respect to options granted under the Plan prior to November 8, 2000, the Plan provides for certain additional rights upon the occurrence of one or more events described in Section 9A of the Plan ("Section 9A Events"). Such an event is deemed to have occurred when (1) the Company acquires actual knowledge that any person (other than the Company, a subsidiary or any employee benefit plan sponsored by the Company or a person approved under certain circumstances by the Board of Directors) has acquired beneficial ownership, directly or indirectly, of securities of the Company representing 20% or more of the voting power of the Company, (2) a tender offer is made to acquire securities of the Company representing 20% or more of the voting power of the Company, (3) a person other than the Company solicits proxies relating to the election or removal of 50% or more of any class of the Board of Directors or (4) the shareholders of the Company approve a merger, consolidation, share exchange, division or sale or other disposition of assets of the Company as a result of which the shareholders of the Company immediately prior to the transaction will not own a majority of the voting power of the surviving or resulting company or any company which acquires the stock of the Company or more than 20% of its consolidated assets. Unless the agreement between the Company and the awardee otherwise provides, if any Section 9A Event occurs (1) all outstanding stock options will become immediately and fully exercisable, (2) all stock options held by an awardee whose employment with the Company or a subsidiary terminates within one year of any Section 9A Event for any reason other than voluntary termination with the consent of the Company or a subsidiary, retirement under any retirement plan of the Company or subsidiary or death will be exercisable for a period of three months from the date of such termination of employment, but in no event after the expiration date of the stock option, (3) all restrictions applicable to restricted shares awarded under the plan will lapse and (4) all performance units for which the performance period has not yet expired will be deemed to have been fully earned as of the date of the Section 9A Event, regardless of the attainment or nonattainment of the performance target or any minimum target.

     With respect to a change in control (as defined in the Plan) of the Company after November 7, 2000, the Company will endeavor to cause the successor entity in the transaction either to assume all of the options which have been granted after such date and which are outstanding as of the closing of such transaction, or to issue (or cause to be issued) in substitution therefor comparable options of such successor entity (or of its parent or its subsidiary). If the successor entity is unwilling to either assume such option or grant comparable options in substitution for such options on terms that are acceptable to the Company as determined by the Board in the exercise of its discretion, then with respect to each outstanding option, that portion of the option which remains unvested will become vested immediately prior to the closing; and the Board may cancel all outstanding options, and terminate this Plan, effective as of the closing, provided that it will notify the grantee of the proposed change of control transaction a reasonable amount of time prior to the closing so that the grantee will be given the opportunity to exercise his or her option (after giving effect to the acceleration of such vesting) prior to closing. In the event of a change of control transaction, the Board will also have the discretion to waive restricted share or restricted share unit restrictions and determine that performance units have been fully earned.

     The provisions of the Plan providing for the acceleration of the exercise date of stock options, the lapse of restrictions applicable to restricted shares and the deemed earnout of performance units upon the occurrence of a Section 9A Event and for the extension of the period during which stock options may be exercised upon termination of employment following a Section 9A Event may be considered as having an anti-takeover effect.

MISCELLANEOUS

     The Board of Directors may amend or terminate the Plan at any time, except
(1) the Board may not alter adversely or terminate any outstanding award without the consent of the holders thereof and (2) shareholder approval is required for any amendment that increases the total number of shares which may be issued under the Plan or if such approval is required to maintain the favorable tax treatment of incentive stock options granted under the Plan.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the principal Federal income tax consequences of the grant and exercise of awards under present law.

     Incentive Stock Options. An optionee will not recognize any taxable income for Federal income tax purposes upon receipt of an incentive stock option or, generally, at the time of exercise of any incentive stock option. The exercise of an incentive stock option generally will result in an increase in an optionee's taxable income for alternative minimum tax purposes.

     If an optionee exercises an incentive stock option and does not dispose of the shares received in a subsequent "disqualifying disposition" (generally, a sale, gift or other transfer within two years after the date of grant of the incentive stock option or within one year after the shares are transferred to the optionee), upon disposition of the shares any amount realized in excess of the optionee's tax basis in the shares disposed of will be treated as a long-term capital gain, and any loss will be treated as a long-term capital loss. In the event of a "disqualifying disposition," the difference between the fair market value of the shares received on the date of exercise and the option price (limited, in the case of a taxable sale or exchange, to the excess of the amount realized upon disposition over the optionee's tax basis in the shares) will be treated as compensation received by the optionee in the year of disposition. Any additional gain will be taxable as a capital gain and any loss as a capital loss, which will be long-term or short-term depending on whether the shares were held for more than one year. Under proposed regulations, special rules apply in determining the compensation income recognized upon a disqualifying disposition if the option price of the incentive stock option is paid with shares of common stock or, in certain limited circumstances, if the optionee is subject to Section 16(b) of the 1934 Act. If shares of common stock received upon the prior exercise of an incentive stock option are transferred to the Company in payment of the option price of an incentive stock option within either of the periods referred to above, the transfer will be considered a "disqualifying disposition" of the shares transferred, but, under proposed regulations, only compensation income determined as stated above, and no capital gain or loss, will be recognized.

     Neither the Company nor any of its subsidiaries will be entitled to a deduction with respect to shares received by an optionee upon exercise of an incentive stock option and not disposed of in a "disqualifying disposition." If an amount is treated as compensation received by an optionee because of a "disqualifying disposition," the Company or one of its subsidiaries generally will be entitled to a corresponding deduction in the same amount for compensation paid.

     Non-qualified Stock Options. An optionee will not recognize any taxable income for Federal income tax purposes upon receipt of a non-qualified stock option. Upon the exercise of a non-qualified stock option the amount by which the fair market value of the shares received, determined as of the date of exercise, exceeds the option price will be treated as compensation received by the optionee in the year of exercise. If the option price of a non-qualified stock option is paid in whole or in part with shares of common stock, no income, gain or loss will be recognized by the optionee on the receipt of shares equal in value on the date of exercise to the shares delivered in payment of the option price. The fair market value of the remainder of the shares received upon exercise of the non-qualified stock option, determined as of the date of exercise, less the amount of cash, if any, paid upon exercise will be treated as compensation income received by the optionee on the date of exercise of the stock option. Special rules will apply upon the exercise of a non-qualified stock option in certain limited circumstances by an optionee who is subject to
Section 16(b) of the 1934 Act.

     The Company or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation received by the optionee.

     Restricted Shares. A grantee of restricted shares will not recognize any taxable income for Federal income tax purposes in the year of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). If a grantee is subject to Section 16(b) of the 1934 Act on the date of the award, the shares generally will be deemed to be subject to restrictions (in addition to the restrictions imposed by the award) for at least six months following the date of the award. However, the grantee may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the grantee does not make a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. The Company or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the grantee.

     Performance Units. An awardee of performance units will not recognize any taxable income for Federal income tax purposes upon receipt of the award. Any cash or shares of common stock received pursuant to the award will be treated as compensation income received by the awardee generally in the year in which the awardee receives such cash or shares of common stock. If performance units are expressed in dollars but paid in whole or in part in shares of common stock and the awardee is subject to Section 16(b) of the 1934 Act on the date of receipt of such shares, the awardee generally will not recognize compensation income until the expiration of six months from the date or receipt, unless the awardee makes an election under Section 83(b) of the Code to recognize compensation income on the date of receipt. In each case, the amount of compensation income will equal the amount of cash and the fair market value of the shares of common stock on the date compensation income is recognized. The Company or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.

     Bonus Shares. Any shares of common stock received pursuant to an award of bonus shares will be treated as compensation income received by the awardee generally in the year in which the awardee receives such shares. If the awardee is subject to Section 16(b) of the 1934 Act on the date of receipt of the bonus shares, the awardee generally will not recognize compensation income until the expiration of six months from the date of receipt, unless the awardee makes an election under Section 83(b) of the Code to recognize compensation income on the date of receipt. In each case, the amount of compensation income will equal the fair market value of the shares of common stock on the date compensation income is recognized. The Company or one of its subsidiaries generally will be entitled to a corresponding deduction in the same amount for compensation paid.

     Other Tax Matters. The exercise of a stock option by an awardee, the lapse of restrictions on restricted shares, or the deemed earnout of performance units following the occurrence of a Section 9A Event, in certain circumstances, may result in (i) a 20% Federal excise tax (in addition to Federal income tax) to the awardee on certain payments of common stock or cash resulting from such exercise or deemed earnout of performance units or, in the case of restricted shares, on all or a portion of the fair market value of the shares on the date the restrictions lapse and (ii) the loss of a compensation deduction which would otherwise be allowable to the Company or one of its subsidiaries as explained above.

            THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS
              VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE PLAN

                   AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors in December 2000 approved an increase by 400,000 in the number of shares covered by the Employee Stock Purchase Plan (the "Purchase Plan"). Approval of the increase in the number of shares covered by the Purchase Plan by the holders of at least a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting of Shareholders is required.

     Through December 15, 2000, there have been 3,309,598 shares purchased under the Purchase Plan, in which all of the Company's full-time employees may participate (approximately 580 employees are participating) and if the proposed amendment to the Purchase Plan is adopted, 690,402 shares will remain available for purchase under the Purchase Plan.

     The continued success of the Company depends upon its ability to attract and retain highly qualified and competent employees. The Purchase Plan enhances that ability and provides additional incentive to such personnel to advance the interests of the Company and its shareholders.

     The Purchase Plan is described below.

GENERAL

     All employees (except any employee who owns 5% or more of the stock of the Company or whose customary employment by the Company is for five months or less in any calendar year or for an average of less than 20 hours per week) are eligible to participate in the Purchase Plan commencing on the first enrollment date (January 1, April 1, July 1, or October 1) following the commencement of their employment. Each employee enrolling in the Purchase Plan elects to make contributions by payroll deductions of any whole integer amount ranging from 1% to 15% of monthly gross pay. The rate of contribution may be either increased or decreased to such amounts on any subsequent enrollment date. No employee may purchase stock under the Purchase Plan exceeding $25,000 in fair market value in any calendar year, and no employee may make contributions for any period during which he or she is not receiving pay from the Company or its subsidiaries. Employee contributions are credited to each participant's individual account and, on March 31, June 30, September 30 and December 31 of each year, the funds then in the participant's account are applied to the purchase of whole shares of Common Stock, unless the member has previously advised the Company that he or she does not wish shares purchased for his or her account. Shares purchased must be held by its members for a period of one year from the last day of the three-month period with respect to which the shares were purchased.

     The cost to each participant's account for the shares so purchased will be not less than 85% of the lower of the closing price on (a) the first trading day of each three-month period or (b) the last trading day of each three-month period. If the number of shares members desire to purchase at the end of any three-month period exceeds the number of shares then available under the Purchase Plan, the shares available will be allocated among such members in proportion to their contributions during the three-month period.

     No rights of any members are assignable by operation of law or otherwise, except to the extent that there has been a designation of a beneficiary or except as permitted by the laws of descent and distribution if a beneficiary is not designated.

     Membership in the Purchase Plan will be terminated when the member (a) voluntarily elects to withdraw his or her entire account, (b) resigns or is discharged from the Company or one of its subsidiaries, (c) dies, or (d) does not receive pay from the Company or one of its eligible subsidiaries for 12 consecutive months, unless this period is due to illness, injury or for other reasons approved by the person or persons appointed by the Company to administer the Purchase Plan. Upon termination of membership, the terminated member will not be entitled to rejoin the Purchase Plan until the first day of the three-month period immediately following the three-month period in which the termination occurs. Upon termination of membership, the member will be entitled to the amount of his or her individual account within 15 days after termination.

ADMINISTRATION

     The Purchase Plan is administered by Robert A. Stoffregen, the Company's Chief Financial Officer and Secretary. The Purchase Plan may be terminated or amended at any time by the Board of Directors.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the principal Federal income tax consequences of participation under the Purchase Plan under present law.

     The Purchase Plan is intended to be a "qualified employee stock purchase plan" under the Internal Revenue Code. The granting of the right to purchase shares under the Purchase Plan has no tax effect on the participants of the Company. No income is recognized to participants at the date shares are issued under the Purchase Plan. If shares purchased under the Purchase Plan are held for more than one year from the time they are received and for more than two years from the date the rights to purchase are granted, amounts realized on a sale of the shares are compensation to the employee taxable as ordinary income only to the extent of the lesser of (a) the amount by which the fair market value of the Common Stock at the date of such grant exceeds the price paid for the shares or (b) the amount by which the sale price exceeds the purchase price. Any further gain is treated as long-term capital gain. The same tax treatment is applicable to shares acquired pursuant to the valid exercise of the right to purchase subsequent to the death of an employee except that the holding period requirements do not apply. If the shares are sold within the one-year or two-year holding periods, the employee realizes compensation taxable as ordinary income to the extent the fair market value of the Shares at the date of purchase was greater than the purchase price; the difference between the proceeds of sale and the fair market value of the shares at the date of purchase is a capital gain or loss (which will be long-term if the shares have been held for more than one year). For purposes of determining the beginning of the two-year holding period for shares, the date the rights to purchase are granted is deemed to be the first day of that particular three-month period in which the shares are purchased. To the extent the employee realizes ordinary income on a disposition of the shares by reason of failing to meet the requisite holding periods, the Company has a corresponding deduction.

            THE BOARD OF DIRECTORS RECOMMENDS VOTE "FOR" APPROVAL OF
                       THE AMENDMENT TO THE PURCHASE PLAN

                                 PLAN BENEFITS

     The following table sets forth the number of options and shares of restricted stock granted under the 1994 Stock Incentive Plan from October 1, 1999 through September 30, 2000 and the number of shares purchased under the Employee Stock Purchase Plan during that period, with respect to each person named in the Summary Compensation Table, all current executive officers as a group (including the named executive officers who are currently executive officers), all current directors who are not executive officers as a group, and all employees other than executive officers as a group.

                                             STOCK INCENTIVE PLAN
                                    ---------------------------------------             PURCHASE PLAN
                                    NUMBER OF OPTIONS                         ----------------------------------
                                    GRANTED IN FISCAL    NUMBER OF SHARES                          NUMBER OF
                                         2000(1)        OF RESTRICTED STOCK   DOLLAR VALUE(2)   SHARES PURCHASED
                                    -----------------   -------------------   ---------------   ----------------
Ronald A. Unkefer.................             0                   0
George J. Hechtman................             0                   0             $  1,447               385
Cathy A. Stauffer.................        30,000                   0             $  2,259             1,096
Richard C. Gazlay.................             0                   0             $ 10,401             5,994
Vance R. Schram...................             0                   0                    0                 0
Current Executive Officer Group...        30,000                   0             $ 14,107             7,475
Non-Executive Officer Director
  Group...........................             0              34,195                    0                 0
Non-Executive Officer Employee
  Group...........................       243,950              79,000             $963,015           476,981

---------------
(1) Does not include options covering 1,125,000 shares of common stock granted outside the 1994 Stock Incentive Plan in fiscal 2000, including an option covering 100,000 shares granted to George J. Hechtman and an option covering 1,000,000 shares granted to Kenneth R. Weller.

(2) The amounts in this column reflect the difference between the market value of the shares purchased on the date of purchase and the purchase price under the Employee Stock Purchase Plan and may not represent amounts actually realized by the participants.

                     RATIFICATION OF SELECTION OF AUDITORS

     Touche Ross & Co. commenced service as the independent certified public accountants for the Company in 1984. Deloitte, Haskins & Sells and Touche Ross & Co. merged, effective December 3, 1989. Representatives of Deloitte & Touche LLP are expected to be present at the shareholders' meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     This matter is not required to be submitted for shareholder approval, but the Board of Directors has elected to seek ratification of its selection of independent public accountants by the affirmative vote of the holders of a majority of the shares present and entitled to vote at the meeting. Management has not determined what action it will take in the event the shareholders do not ratify the selection of independent public accountants.

                              CERTAIN SHAREHOLDERS

     The following table sets forth information as of December 15, 2000, unless otherwise noted, regarding securities ownership by (i) each person who is known by the Company to own beneficially more than five percent of the Company's common stock, (ii) each current executive officer named in the Summary Compensation Table, (iii) the directors and nominees individually, and (iv) all executive officers and directors as a group.

                                                                   COMMON STOCK
                                                              BENEFICIALLY OWNED(1)
                                                              ----------------------
                            NAME                                NUMBER      PERCENT
                            ----                              ----------    --------
Lord, Abbett & Co.(2).......................................  2,831,196       10.9%
  767 Fifth Avenue, 11th Floor
  New York, NY 10153
First Pacific Advisors(2)...................................  1,785,500        6.9%
  11400 West Olympic Blvd., Suite 1200
  Los Angeles, CA 90064
Dimensional Fund Advisors(2)................................  1,463,400        5.6%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
Ronald A. Unkefer(3)........................................  2,898,202       11.2%
Kenneth R. Weller(4)........................................    750,000        2.9%
John E. Martin(5)...........................................    729,836        2.8%
Joseph M. Schell(6).........................................    450,644        1.7%
Stanley R. Baker(7).........................................    433,278        1.7%
Gary M. Lawrence(8).........................................    269,813        1.0%
W. Howard Lester(9).........................................    248,219        1.0%
Russell M. Solomon(10)......................................     72,764          *
Joseph P. Clayton(11).......................................     60,011          *
George J. Hechtman..........................................     20,000          *
Cathy A. Stauffer(12).......................................     48,384          *
All executive officers and directors as a group (12
  persons)(13)..............................................  5,989,542       23.3%

---------------
  *  Represents less than 1% of the outstanding shares.

 (1) The stockholders named in the table have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

 (2) As of September 30, 2000.

 (3) Includes 801,734 shares issuable upon the exercise of outstanding warrants that are exercisable within 60 days. Mr. Unkefer is a member of the administrative committees for The Good Guys! Profit Sharing Plan, the trustee of which currently holds 535,006 shares on behalf of plan participants, and The Good Guys! Deferred Pay Plan, the trustee of which currently holds 358,459 shares on behalf of plan participants. If a participant fails to vote his or her shares under either Plan, such shares will be voted in the manner determined by the administrative committees.

 (4) Includes 250,000 shares issuable upon the exercise of outstanding warrants that are exercisable within 60 days.

 (5) Includes 133,744 shares issuable upon the exercise of outstanding stock options and warrants that are exercisable within 60 days.

 (6) Includes 127,744 shares issuable upon the exercise of outstanding stock options and warrants that are exercisable within 60 days.

 (7) Includes 106,808 shares issuable upon the exercise of outstanding stock options and warrants that are exercisable within 60 days.

 (8) Includes 73,872 shares issuable upon the exercise of outstanding stock options and warrants that are exercisable within 60 days.

 (9) Includes 79,872 shares issuable upon the exercise of outstanding stock options and warrants that are exercisable within 60 days.

(10) Includes 31,387 shares issuable upon the exercise of outstanding stock options and warrants that are exercisable within 60 days, and also includes shares held in trusts established by him as to which he disclaims beneficial interest.

(11) Includes 30,000 shares issuable upon the exercise of outstanding stock options and warrants that are issuable within 60 days.

(12) Includes 139 shares held by the trustee of The Good Guys! Profit-Sharing Plan and allocated to Ms. Stauffer, as to which Ms. Stauffer has voting power, 2,298 shares held by the trustee of The Good Guys! Deferred Pay Plan and allocated to Ms. Stauffer's individual account, as to which Ms. Stauffer has voting power, and 19,584 shares issuable upon exercise of outstanding stock options that are exercisable within 60 days.

(13) Includes 139 shares held by the trustee of The Good Guys! Profit-Sharing Plan and allocated to the individual accounts of members of the group, as to which such individuals have voting power; 2,298 shares held by the trustee of The Good Guys! Deferred Pay Plan and allocated to the individual accounts of such members, as to which such individuals have voting power, and 1,680,631 shares issuable upon exercise of outstanding stock options and warrants that are exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors and executive officers, and any persons holding more than ten percent of the Company's common stock, are required to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file by such dates of which it becomes aware during the fiscal year. Subject to the foregoing, the Company believes that during the last fiscal year its directors and officers filed on a timely basis all such reports required to be filed, with the exception of a Form 3 filed by Mr. Gazlay and a Form 3 filed by Mr. Hechtman.

                             STOCKHOLDERS PROPOSALS

     The Company recently announced a change in its fiscal year to correspond to one ending on February 28 of each year. Therefore, the next annual meeting of stockholders, the date of which has not yet been determined, is expected to occur in May or June of 2002 following the completion of the Company's fiscal year ending February 28, 2002. When such meeting date is set, the Company will announce the date to its stockholders in a Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. Due to the change in fiscal year, proposals that stockholders wish to include in the Proxy Statement for the next annual meeting of stockholders must be received by the Company a reasonable time before the Company begins to print and mail its proxy materials and must satisfy the conditions established by the Securities and Exchange Commission for such proposals.

                            EXPENSES OF SOLICITATION

     The expense of preparing, assembling, printing and mailing the forms of proxy and the material used in the solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and regular employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram or personal interview, the cost of which will be borne by the Company. Arrangements will also be made for the forwarding of soliciting material by nominees, custodians and fiduciaries to their principals.

                                 OTHER MATTERS

     Management knows of no other matters which will be brought before the meeting, but if such matters are properly presented, the proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies.

                                          BY THE BOARD OF DIRECTORS

                                                  /s/ RONALD A. UNKEFER
                                          --------------------------------------
                                                    Ronald A. Unkefer
                                           Chairman and Chief Executive Officer

Brisbane, California
January 2, 2001

                                   APPENDIX A

                 CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF
                        DIRECTORS OF THE GOOD GUYS, INC.

I.   PURPOSE

     The primary purposes of the Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibilities with regard to the financial reporting process and internal controls of the Corporation and to provide an avenue for open communication among the independent accountants, financial and senior management and the Board of Directors.

II.   COMPOSITION

      The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be an independent director and free from any relationship that in the opinion of the Board would interfere with the exercise of his or her independent judgment as a member of the Committee.

      The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.  MEETINGS

      The Committee shall hold such regular meetings as it deems necessary and such special meetings as may be called by the Chairman of the Audit Committee or at the request of the independent accountants.

IV.  RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

DOCUMENTS/REPORTS REVIEW

1. Review the Corporation's annual financial statements and make a recommendation to the Board whether they should be included in the Corporation's Annual Report on Form 10-K.

2. Review with financial management and the independent accountants each Form 10-Q prior to its filing. The Chair of the Committee may represent the entire Committee for purposes of this review.

INDEPENDENT ACCOUNTANTS

3. Recommend to the Board the selection of the independent accountants and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee shall review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine their independence and shall receive from them the disclosures regarding their independence required by Independent Standards Board Standard No. 1.

4. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

5. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

FINANCIAL REPORTING PROCESSES

6. Meet with the independent accountants and financial management of the Corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent accountants.

7. Review with the independent accountants and financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such controls, with emphasis on the adequacy of such controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

8. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

9. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountant's or management.

10. Following completion of the annual audit, review with the independent accountants the matters covered by Statement on Auditing Standard No. 61, including (a) any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information, (b) methods used to account for significant unusual transactions; (c) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; and (d) the process used by management in formulating any particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates.

11. Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements, including whether there were any disagreements with regard to the application of accounting principles, the basis for management's accounting estimates or the disclosures in the financial statements.

12. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

ETHICAL AND LEGAL COMPLIANCE

13. Review periodically the Corporation's Code of Conduct and its system for enforcing the Code.

14. Review with counsel legal matters that could have a significant impact on the Corporation's financial statements.

REPORT OF AUDIT COMMITTEE

15. Deliver a report for inclusion in the Proxy Statement of the Corporation for its Annual Meeting of Shareholders on whether the Audit Committee has
      (a) reviewed and discussed the audited financial statements with management, (b) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standard No. 61 and (c) received from the independent accountants disclosures regarding their independence required by Independence Standards Board Standard No. 1, which report shall state whether, based upon such review and discussions, the Audit Committee recommended to the Board the inclusion of the audited financial statements in the Corporation's Annual Report on Form 10-K for the last fiscal year.

PROXY
                              THE GOOD GUYS, INC.

                  PROXY/VOTING INSTRUCTIONS SOLICITED BY BOARD
                OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

     I appoint Ronald A. Unkefer and Robert A. Stoffregan, and each of them, proxies with full power of substitution, to vote all of my common stock of The Good Guys, Inc. at the Annual Meeting of Shareholders to be held at the Ritz-Carlton Hotel, 600 Stockton Street, San Francisco, California on Wednesday, January 31, 2001, at 11:00 a.m. (Pacific Time) and at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

     This card also provides voting instructions to the trustees of The Good Guys! Deferred Pay Plan and The Good Guys! Profit-Sharing Plan (the Plans) for participants with shares allocated to their accounts. Your directions to vote shares held in the Plans will be kept confidential.

     PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

     The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy and return it promptly in the enclosed envelope.

--------------------------------
ADDRESS CHANGE



                                  (Continued and to be signed on the other side)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                              INVESTOR INFORMATION

Additional Investor Information on the Company can be found on The Good Guys! Internet home page @http://www.thegoodguys.com.

Copies of recent quarterly financial press releases, along with other press releases, also can be obtained by fax through Company News On Call, a division of PR Newswire, at 1-800-758-5804. The Good Guys! extension number is 108403.

Or contact:         The Good Guys, Inc.
                    Investor Relations
                    7000 Marina Boulevard
                    Brisbane, CA 94005-1840
                    (650) 615-5000

                                                                                                                   Please mark
                                                                                                                   your votes as [X]
                                                                                                                   indicated in
                                                                                                                   this example.


The Board of Directors recommends a vote FOR all listed nominees for Director, FOR item 2, FOR item 3 and FOR item 4.

                                                                  WITHHOLD
                                                            FOR   FOR ALL                                      FOR  AGAINST ABSTAIN
1. ELECTION OF DIRECTORS                                    [ ]     [ ]        4. APPROVAL OF AUDITORS         [ ]    [ ]     [ ]
   Nominees: Ronald A. Unkefer, Stanley R. Baker,                                 To ratify the selection of
   Russell M. Solomon, John E. Martin, Kenneth R. Weller,                         Deloitte & Touche LLP as
   Gary M. Lawrence, Joseph P. Clayton,                                           independent Certified Public
   Joseph M. Schell.                                                              Accountants for the Company.


   WITHHELD FOR: To withhold authority for any individual                      I PLAN TO ATTEND THE MEETING.   [ ]
   nominee, cross out the nominee's name in the list above.
                                                                               Receipt is hereby acknowledged of The Good Guys, Inc.
                                                                               Notice of Annual Meeting of Shareholders and
                                                                               Proxy Statement.
                                                   FOR  AGAINST  ABSTAIN
2. 1994 STOCK INCENTIVE PLAN                       [ ]    [ ]      [ ]
   To approve an increase by 700,000 in the
   number of shares covered by the 1994 Stock
   Incentive Plan.


                                                   FOR  AGAINST  ABSTAIN
3. EMPLOYEE STOCK PURCHASE PLAN                    [ ]    [ ]      [ ]
   To approve an increase by 400,000 in the
   number of shares covered by the Employee
   Stock Purchase Plan.



Signature(s) ______________________________________________________________________________________ Dated: _________________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

------------------------------------------------------------------------------------------------------------------------------------
                                                      - FOLD AND DETACH HERE -

                     YOUR VOTE IS IMPORTANT TO THE COMPANY

                      PLEASE SIGN AND RETURN YOUR PROXY BY
                    TEARING OFF THE TOP PORTION OF THE SHEET
             AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE